                                                    This filing is made pursuant
                                                        to Rule 424 (b)(3) under
                                                      the Securities Act of 1933
                                                              in connection with
                                                      Registration No. 333-69725



                 SUPPLEMENT TO PROSPECTUS DATED JANUARY 8, 1999

                                 931,373 SHARES

                        HOLLIS-EDEN PHARMACEUTICALS, INC.

                                  Common Stock
                             ---------------------

 The Prospectus dated January 8, 1999 is hereby supplemented as follows to restate, in its entirety, the "Selling Stockholders" section on page 11 of the
Prospectus:

                              SELLING STOCKHOLDERS

         The following table sets forth the names of the Selling Stockholders and the number of shares of Common Stock owned beneficially by them as of March 17, 1999 which may be offered pursuant to this Prospectus. This information is based upon information provided by each selling stockholder. Because the Selling Stockholders may offer all, some or none of their respective shares of Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholders after such offering can be provided. The term "Selling Stockholder" includes the holders listed below and their transferees, pledgees, donees or other successors.

         Name                                            Shares Being Offered(1)
         -----                                           -----------------------

         MDB Capital ...................................        316,981
         LHIP Acquisition Company ......................         52,400
         J. Paul Bagley (2) ............................         57,580
         Victor K. Atkins ..............................          7,511
         John A. Tommasini .............................          6,259
         Douglas Miscoll ...............................          5,007
         John D. McKey, Jr .............................          2,503
         Candace McKey .................................          2,503
         Mary Jochim ...................................          1,252
         LHIP Management Company L.L.C .................            834
         International Investor Relations Group ........          3,493
         Boniface Costa ................................         22,222
         Growth Ventures, Inc. Pension Plan and Trust...        189,938
         Earnest Mathis ................................         99,999
         Leonard Rothstein .............................         49,999
         Jodi P. Rothstein Trust dated 10/7/1998 .......         50,000
         B. A. Bates ...................................         20,964
         Underwood Family Partners .....................         20,964
         Brennan, Bromberg, & Tenenbaum P.C ............         20,964
                                                               --------
                  Total ................................        931,373
                                                               ========

___________________
(1) Includes 927,880 shares of common stock issuable upon the exercise of certain warrants.

(2)      J. Paul Bagley is a director of the Company.

Except as set forth above, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with Hollis-Eden or any of its predecessors or affiliates.

         The date of this Prospectus Supplement is September 27, 2000